Miller Petroleum, Inc. Appoints Lyle H. Cooper New Chief Financial Officer

HUNTSVILLE, Tenn. - January 26, 2006 -- MILLER PETROLEUM, INC. announced today that Lyle H. Cooper has been appointed as the Company's new Chief Financial Officer.

"We believe Lyle's experience with publicly traded companies, the financial workings of the oil and gas industry and tax management will be a substantial asset to Miller Petroleum as the Company pursues the recent $10 million joint venture with Wind City Oil and Gas, LLC," said Deloy Miller, CEO. "We are pleased to add him to our management team."

Mr. Cooper brings 38 years of CPA experience and SEC work. As a prior member of the SEC Practice Section, he has performed audits of public companies. He was also a tax manager with a national accounting firm. Mr. Cooper has ownership interest in oil wells in South-central Kentucky and direct knowledge of the financial management requirements of oil and gas companies.

Miller Petroleum, Inc. is a publicly traded, fully integrated, gas and oil exploration and production company with headquarters in Huntsville, Tennessee. The company is rapidly increasing natural gas reserves in the Appalachian Basin. Miller's gas market is readily accessible through the company's infrastructure of gas lines.